Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

BGIN BLOCKCHAIN Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Class A ordinary shares, par value $0.0000695652173913043 per share	(1)	457(o)	6,900,000	$7.00	$48,300,000.00	0.0001531	$7,394.73

Total Offering Amounts:							$48,300,000.00		7,394.73
Total Fees Previously Paid:									9,903.66
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	There is no current market for the securities being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the offering price attributable to additional shares that D. Boral Capital LLC has the option to purchase to cover over-allotments, if any.

In accordance with Rule 416(a), we are also registering an indeterminate number of additional Class A ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share subdivisions, share dividends or similar transactions.